Exhibit 99.1

FOR IMMEDIATE RELEASE

July 23, 2012

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

720-566-2932

CLOUD PEAK ENERGY AND THE CROW TRIBE OF INDIANS ANNOUNCE PENDING CROW TRIBAL AUTHORIZATION ON OPTION AGREEMENT FOR UP TO 1.4 BILLION TONS OF IN-PLACE COAL NEAR CLOUD PEAK ENERGY’S NORTHERN POWDER RIVER BASIN PROPERTIES

GILLETTE, Wyo.—July 23, 2012— Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers, and the Crow Tribe of Indians today announced they have reached tentative agreements regarding exploration rights and exclusive options to lease and develop up to an estimated 1.4 billion tons of in-place Northern Powder River Basin coal on the Crow Indian Reservation in southeast Montana, near Cloud Peak Energy’s Spring Creek mine and recently acquired Youngs Creek Mining Company, LLC and CX Ranch properties.  The agreements are being submitted to the Crow Tribal Legislature for review, which is anticipated during August.  If approved by the Legislature, the agreements would be executed by the Tribal Chairman and Cloud Peak Energy and then submitted to the U.S. Department of the Interior for review and requested approval.

Cloud Peak Energy would pay the Tribe $2.25 million upon Tribal approval and execution of the agreements, $1.5 million upon approval by the Department of the Interior, and additional annual payments thereafter through the initial option period, to a cumulative total of up to $10 million.  Additional option payments would be made through any extension periods.  If the agreements are approved, Cloud Peak Energy anticipates conducting exploration during the initial option period to complete delineation of the potentially economic coal tonnages subject to the options.

The tentative agreements provide for exploration and three exclusive options to lease three separate coal deposits on the Crow Indian Reservation over an initial five-year term, with two extension periods through 2035 if certain conditions are met.  Upon exercise of an option(s) to lease, Cloud Peak Energy would pay the Tribe an amount equal to $0.08 per ton to $0.15 per ton, depending on the lease and coal deposit and subject to adjustment for inflation.  The proposed agreements also set forth adjustable royalty rates, ranging from 7.5% to 15%, and contain standard coal production taxes amounting to a nominal 20% of FOB mine gross proceeds to be paid to the Tribe.  Cloud Peak Energy would also provide preferential hiring, training, and promotion for qualified Indians, funding of $50,000 per year for scholarships for qualified Crow Tribal members, and support for Indian-certified contractors, among other things.

“If approved, these exploration and option agreements with the Crow Tribe would allow us to access up to 1.4 billion tons of coal to further build our Northern Powder River Basin position.  The location of the coal next to our Spring Creek mine and the recently acquired Youngs Creek project and CX Ranch lands will let us optimize our mine development.  We are comfortable that the option structure, and variable royalty rates, will enhance the potential development of mining operations on the Crow Reservation,” said Colin Marshall, Cloud Peak Energy’s

President and CEO.  “We look forward to working with the Crow Tribe in what we see as a long-term partnership that will hopefully bring jobs and economic development on the Reservation.”

Cedric Black Eagle, Chairman of the Crow Tribal Executive Branch, said “The Cloud Peak Energy agreements we are presenting to the Tribal Legislature for approval are the result of extensive negotiations, and we believe that they offer the best potential for developing the Crow Tribe’s coal resources in the southeastern part of the Reservation.  Partnering with Cloud Peak Energy will help diversify the Tribe’s long-term coal revenue, provide good jobs and potential access to export markets for Tribal coal, and Cloud Peak Energy’s recent acquisition of the CX Ranch lands provides surface access for mining and shipping Crow coal through the existing Spring Creek mine train load-out facilities.”

Potential Crow Option Area

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company. As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal. The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation. The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located near Decker, Montana. With approximately 1,600 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately 4% of the nation’s electricity.

About the Crow Tribe of Indians

The Crow Tribe of Indians (Apsáalooke Nation) is a federally-recognized Indian tribe, whose 13,000 members occupy a 2.2 million acre Reservation in southeastern Montana.  Under the Tribe’s 2001 Constitution, the Tribal Government consists of an Executive Branch, a Legislative Branch, and an independent Judicial Branch.

Cautionary Note Regarding Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations or beliefs as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors. Forward-looking statements may include, for example, (1) our current estimates of the quantity and quality of the Tribal coal, (2) any future exercise of the options and development, production and marketing of the coal, (3) the anticipated timing and ability to obtain required Tribal, BIA and other approvals, (4) the future execution and delivery of definitive agreements, (5) business development and growth initiatives and strategies; (6) potential synergies of this anticipated transaction, (7) the potential development of the Youngs Creek Mine and (8) other statements regarding this anticipated transaction and our plans, strategies, prospects and expectations concerning our business, industry, economic conditions, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including the risks that (i) required Crow Tribe, BIA and other approvals and permits are not obtained in a timely manner or at all, (ii)  definitive agreements are not entered into and the potential transaction with the Crow Tribe is not consummated, (iii) economic tons are substantially less than the currently estimated in-place tons, (iv) sufficient additional West Coast terminal capacity is not developed at all or in a timely manner, (v) Asian export demand and domestic demand for PRB coal weakens, (vi) future development and operating costs significantly exceed our expectations, or (vii) anticipated synergies of the potential transaction are not achieved.  For a discussion of some of the additional factors that could adversely affect our future results or the anticipated benefits of this potential transaction, refer to the risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Cloud Peak Energy Resources LLC

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2932
Vice President, Investor Relations                                                ###